UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 13, 2021
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2021, iRhythm Technologies, Inc. (the “Company”) announced that Quentin S. Blackford, age 43 had been appointed as the Company’s President and Chief Executive Officer, effective October 4, 2021. Mr. Blackford will become a Class I director on the Company’s board of directors effective as of the same date. Mr. Blackford most recently served as the Chief Operating Officer of Dexcom, Inc. In this role, Mr. Blackford was responsible for Dexcom’s global operations, strategic development and growth and entrance into new markets. He joined Dexcom as Chief Financial Officer in 2017. Prior to Dexcom, Mr. Blackford served as NuVasive’s Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity, where he played a key role in navigating the company through phases of significant growth and profitability improvements since 2009. He was instrumental in several acquisitions to build upon NuVasive’s portfolio of products and entry into new product segments, as well as geographic expansion. Prior to his roles at NuVasive, Mr. Blackford led the organization’s Global Financial Planning & Analysis group at Zimmer Holdings, Inc., in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford is an independent member of the Board of Directors of Alphatec Holdings, Inc. and Axogen, Inc. Mr. Blackford is a Certified Public Accountant (inactive) and received dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.

In connection with his position as President and Chief Executive Officer, the Company entered into an Offer Letter with Mr. Blackford which provides for, among other things, (i) a base salary of $650,000, (ii) annual bonus eligibility with a target bonus amount of 100% of salary, (iii) a signing bonus of $675,000 that is repayable under certain circumstances, (iv) the issuance of a grant of restricted stock units valued at $6.0 million that vest over four years and (v) the issuance of a grant of performance stock units valued at $3.0 million that will vest pursuant to the performance-based metrics applicable to the Company’s management team generally as set forth in the Company’s 2021 PSU incentive program as previously approved by the Company's Board of Directors. The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Blackford will also participate in the Company’s Executive Change in Control and Severance and Change in Control program, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 filed with the SEC on August 7, 2020. In addition, Mr. Blackford will enter into the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-213773) filed with the SEC on September 23, 2016.

There are no arrangements or understandings between Mr. Blackford and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Blackford has no family relationships with any of the Company’s directors or executive officers, and, other than as described above, Mr. Blackford does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On December 14, 2020, the Company issued a press release announcing the appointment of Mr. Blackford as the Company’s President and Chief Executive Officer effective October 4, 2021. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Douglas J. Devine will remain Interim Chief Executive Officer until October 4, 2021 and continue as Chief Financial Officer after such date.
Item 9.01 Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated September 8, 2021, by and between iRhythm Technologies, Inc. and Quentin S. Blackford.
99.1	Press Release dated as of September 13, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: September 13, 2021	By:	/s/ Douglas J. Devine
Douglas J. Devine
Interim Chief Executive Officer and Chief Financial Officer